[TCSI LOGO]
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August 7, 2000

Yasushi Furukawa
4955 Riverhill Road
Marietta, GA 30068                                                 EXHIBIT 10.36

Dear Yasushi:

After an exhaustive executive search process, the Board of Directors and the founding and principal members of TCSI, (the "Company") are pleased to extend a formal offer to you for the position of President and Chief Executive Officer of the Company.

We feel that your considerable experience and stature, coupled with your talent and enthusiasm, will add immeasurably to the efforts of TCSI. We expect that you will bring a certain thought and vision that will be instrumental in identifying and crafting strategic relationships with other major organizations on a global basis, as well as helping us plan the financial future of the Company. All of the members of the company are truly excited to have you as part of our team.

This offer is subject to the following terms and conditions:

POSITION:      President, Chief Executive Officer and Member of the Board of
               Directors

REPORTING:     To the Board of Directors

BASE SALARY:   Your base salary would be $250,000.00 per year, paid
               semi-monthly, subject to standard payroll deductions and withholdings.

BONUS: Yearly performance-based bonus of $125,000.00 (Guaranteed for the first year of employment with the Company), which will be payable following the first anniversary of your employment, and annually thereafter. The parameters of the bonus for the second year and thereafter shall be discussed and finalized no later than the end of February of each year.

EQUITY: You will be granted a non-statutory stock option to purchase 750,000 shares of Common Stock of the Company, at the fair market value of such shares at the time of grant, beginning on August 7, 2000. The option price will be pegged at today's (August 7, 2000) closing price of $1.50. The shares subject to the option will vest in four equal annual installments over a four-year period, commencing on the first anniversary of your employment. You will also be granted a non-statutory option to purchase an additional 50,000 shares on January 1, 2001. The option price for these additional shares will be the lesser of the then current fair market value or $1.50.


  TCSI Corporation 1080 Marina Village Parkway Alameda, California 94501-1046
                        T:(510) 749-8500 F:(510) 749-8700

Mr. Yasushi Furukawa
CONFIDENTIAL
Page 2 of 5


               In the event of a change of control of the Company, TCSI is prepared to forward-vest an additional 18 months of options (300,000 options) to you at the time that transaction is completed. This assumes that you are still employed at the Company and are in good standing.

BENEFITS:      You would be entitled to receive the Company's standard medical, dental life and disability insurance benefits for you and your family pursuant to the terms of these benefits plans, details of which are available for your review.

               You will be paid an up-front signing bonus of $156,000.00, which is intended to cover expenses related to your physical move of residence, including, but not limited to: temporary housing, realtors' fees, moving and storage costs, family air travel, deposits, and closing costs. It should be further understood that this amount is to be FULLY refunded to the Company, at the time of your departure, should you voluntarily leave the employ of TCSI within 12 months of your start date. It is not refundable for any other reasons including but not limited to (1) termination by the Company, (2) change of control or (3) applied under the Constructive Termination clause.

               In addition, you will be afforded a monthly housing allowance of $6,500.00, not to exceed a total of $156,000.00, commencing when you take up occupancy in permanent housing in California. The allowance will apply towards the expenses related to permanent housing and is applicable only as long you are still in the Company's employ at the time of any monthly payments.

VACATION:      You will be entitled to earn vacation in accordance with the
               Company's standard vacation policy.

DEFINITIONS:

As used in this Agreement, the following definitions shall apply.

               "CAUSE" shall mean the occurrence of any of the following: (1) any action or inaction by Employee which causes a material detriment to the Company; (2) any refusal to follow the reasonable directives of the Board of Directors; or (3) conviction of a felony crime involving moral turpitude.

               "CHANGE IN CONTROL" shall mean (1) any merger or consolidation of the Company with, or any sales of all or substantially all of the Company's assets to, any other corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company's voting securities prior thereto hold at least 50 percent of the total voting power represented by the voting securities of the surviving or successor

Mr. Yasushi Furukawa
CONFIDENTIAL
Page 3 of 5


               corporation or entity after such transaction, or (2) the acquisition by any Person as Beneficial Owner (as such terms as defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder), directly or indirectly, of securities of the Company representing 50 percent or more of the total voting power represented by the Company's then outstanding voting securities.

               "CONSTRUCTIVE TERMINATION" shall mean either (1) a substantial reduction in Employee's duties, responsibilities or position or
               (2) any substantial downward change in Employee's compensation or benefits, except for compensation and benefit changes which are consistent with downward changes for all Company executives.

EMPLOYMENT AT WILL, LIMITATIONS OF REMEDIES:

               The Company and Employee acknowledge that Employee's employment is at-will and can be terminated by either party at any time with or without cause. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. This at-will relationship supersedes any previous written or oral statements by the parties and cannot be changed except by written instrument signed by Employee and a duly authorized officer of the Company.

TERMS OF EMPLOYMENT:

               VOLUNTARY TERMINATION BY EMPLOYEE: Employee may terminate his employment voluntarily by giving the Company 30 days' advance notice in writing. The Company shall have no obligation to make any further compensation or other payment subsequent to the date when such a termination is effective, (the "effective date"). In lieu of continuing to employ Employee through the effective date, the Company shall have the option to terminate employment immediately upon receipt of such notice. If the Company should elect such option, it shall be obligated to continue to pay Employee his base salary only through the effective date.

               TERMINATION BY THE COMPANY: If the Company terminates Employee's employment for Cause, no compensation or payments will be provided to Employee following the date when such a termination of employment is effective.

PAYMENTS UPON TERMINATION PURSUANT TO TERMINATION WITHOUT CAUSE AND CONSTRUCTIVE TERMINATION

               If Employee's employment is terminated without Cause, or there is a change in control and Employee decides to terminate this Agreement

Mr. Yasushi Furukawa
CONFIDENTIAL
Page 4 of 5


               or voluntarily by Employee within three months following a Constructive Termination, Employee shall be entitled to receive the following: Severance Payment: The Company shall continue to pay to Employee his base salary at a rate of $250,000 for twelve months, in monthly installments, following the date when such a termination of employment is effective, provided that Employee executes a waiver and release of claims in a format provided by the Company. In addition, Company agrees to forward-vest 6 months worth of options (100,000).

COMPANY
POLICIES AND
PROPRIETARY
INFORMATION
AGREEMENT:     As an employee of the Company, you will be expected to abide by all of the Company's policies and procedures. As a condition of your employment, you also agree to sign and comply with the Company's Proprietary Information Agreement.

OTHER
AGREEMENTS:    By accepting this offer, you represent and warrant that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use of, on behalf of the Company, any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party's confidential and proprietary information. Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

               The Board of Directors is willing to consider the recruitment of 1-2 new Directors, nominated by you.

RIGHT TO
WORK: As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

BOARD
AUTHORIZATION: Except as otherwise provided herein, the terms of this letter agreement have been approved by the Board of Directors of the Company and will be set forth in a duly adopted resolution of the Board of Directors contained in the minute books of the Company.

Mr. Yasushi Furukawa
CONFIDENTIAL
Page 5 of 5


START DATE: August 7, 2000

ENTIRE
AGREEMENT:     This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. If you enter into this Agreement, you are doing so voluntarily, and without reliance upon any promise, warranty of representation, written or oral, other than those expressly contained herein.
               This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

ATTORNEY'S
FEES: Breaching party shall be responsible for the attorney's fees for both parties.

GOVERNING
LAW:           California

CONFIDENTIAL-
ITY: Other than as required by law, both parties shall keep this Agreement in confidence.

If the foregoing accurately reflects our agreement, please so indicate by signing where noted below and returning the enclosed duplicate copy of this letter.


Signed:


/s/ John C. Bolger
-------------------------
Mr. John C. Bolger
Chairman

ACCEPTED:


/s/ Yasushi Furukawa                      August 12, 2000
-------------------------                 ---------------
Mr. Yasushi Furukawa                      Date